UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2013

Fiesta Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35373	90-0712224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14800 Landmark Boulevard, Suite 500, Addison, Texas		75254
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 702-9300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 26, 2013, Fiesta Restaurant Group, Inc. (“Fiesta”) and The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture (the “Existing Indenture”) governing Fiesta’s 8.875% Senior Secured Second Lien Notes due 2016 (the “Existing Notes”), entered into a supplemental indenture (the “Supplemental Indenture”) that amends the Existing Indenture. The amendments became operative when $122,701,000 in aggregate principal amount of the Existing Notes that were validly tendered on or prior to 5:00 p.m. on November 25, 2013, the expiration of the consent solicitation period, were accepted for payment and paid for by Fiesta on November 26, 2013 pursuant to the terms of the previously announced tender offer for the Existing Notes, which has not yet expired. The amendments will, among other things, eliminate a significant portion of the restrictive covenants in the Existing Indenture, eliminate certain events of default and amend the number of days prior to any redemption date that Fiesta must send a notice of redemption. The elimination (or, in certain cases, amendment) of these restrictive covenants and other provisions permit Fiesta and its subsidiaries to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments, in each case which otherwise may not have been permitted pursuant to the Existing Indenture. The amendments to the Existing Indenture are binding upon the holders of Existing Notes not tendered into the tender offer. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Supplemental Indenture, which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

ITEM 8.01. OTHER EVENTS.

On November 26, 2013, Fiesta issued a press release announcing the amendment to the Existing Indenture, the entire text of which is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

4.1	Supplemental Indenture dated as of November 26, 2013 between Fiesta Restaurant Group, Inc. and The Bank of New York Mellon Trust Company, N.A.

99.1	Fiesta Restaurant Group, Inc. Press Release dated November 26, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC.

Date:	November 27, 2013

By:	/s/ Joseph A. Zirkman
Name:	Joseph A. Zirkman
Title:	Vice President, General Counsel and Secretary

3